NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Urges Shareholders to Vote the WHITE Proxy

Prior to April 5 Deadline

•	Company Reminds Shareholders That Any Vote on the Dissident Proxy For Even a Single Dissident Nominee is a Vote Against Five Highly Qualified Agrium Director Nominees

•	Shareholders, Analysts and Proxy Advisors Support Agrium Nominees

April 2, 2013 - ALL AMOUNTS ARE STATED IN U.S.$

CALGARY, Alberta – Agrium Inc. (TSX and NYSE: AGU) today urged shareholders to vote using only the WHITE proxy FOR Agrium’s nominees for the Board of Directors prior to the April 5, 2013 at 11 a.m. (Calgary time) proxy voting deadline.

Agrium also reminds shareholders that voting for even a single JANA director nominee on the dissident proxy is a vote against five of Agrium’s highly qualified director nominees. A number of new independent analyst reports, some of which are referenced below, highlight the risk associated with using the dissident proxy.

“This vote has always been about two competing visions – Agrium’s highly successful integrated strategy that will continue to deliver increasing shareholder value versus JANA’s plan to break the company up and pursue other actions contrary to long term value creation,” said Mike Wilson, President and CEO. “Our position regarding ISS’ mixed and confusing recommendation is detailed in our March 27 press release. Any fund manager who relies on a materially flawed ISS recommendation to determine their vote is ultimately risking the value of their fund’s investment in Agrium.”

Support For Agrium From Independent Analysts, Large Shareholders and Proxy Advisors

Over the last few days, a number of equity research analysts have provided opinions supportive of Agrium and highly critical of ISS, including:

“Shareholders would be trapped if they use the blue proxy to vote even one or two Jana dissident board nominees onto Agrium’s board. Why? Jana has only listed the seven Agrium nominees that they do not want removed. Accordingly, by using the blue proxy, one cannot physically vote for more than seven Agrium nominees. Funnily enough, even ISS recommends 10 Agrium nominees, while three other proxy advisors suggest all 12. In other words, ISS cannot actually be followed 100% by using the blue proxy…In our view, this [addition of dissident directors] would inevitably lead to a split and toxic board, where competing visions and in-fighting destroy shareholder value, rather than create it.” (emphasis added)

Scotia Capital, April 1, 2013

“We maintain our view that we do not see a clear value trigger in JANA’s proposals to date. As well, we believe that electing the two nominees recommended by ISS (Mr. Rosenstein and Mr. Bullock) could be more disruptive than beneficial. Specifically, we do not believe that the two nominees recommended by ISS provide material value-enhancing capability or oversight, and in turn, could arguably prove disruptive.”

TD Securities, March 28, 2013

“We believe many shareholders feel that Agrium has been open to any concerns, and has refocused because of this dispute, and do not feel that Agrium needs (potentially distracting) ‘policemen’ on the Board since because of JANA’s involvement, there are ample ‘security cameras’ around.”

BMO Capital Markets, March 27, 2013

Agrium’s nominees have also recently received strong support from three of Agrium’s largest institutional shareholders:

•	Letko Brosseau & Associates http://cnw.ca/DErGd,

•	Alberta Investment Management Corporation http://cnw.ca/jL7g4, and

•	British Columbia Investment Management Corporation

http://www.bcimc.com/newsroom/pdf/2013/Agrium%20Statement.pdf.

In addition, Agrium has received recommendations for the election of its board nominees from the proxy advisory firms: Glass, Lewis & Co., a leading international proxy advisory firm; Pensions Investment Research Consultants (PIRC), a UK-based proxy advisory firm; and US-based proxy advisor Egan-Jones.

“We urge all shareholders to act now to protect the value of their Agrium investment by voting for Agrium’s Board nominees,” said Victor Zaleschuk, Board Chair. “Voting for Agrium’s board nominees assures shareholders the continuation of Agrium’s highly successful strategy that has delivered two consecutive years of record financial results and generated a 467% shareholder return since 2005, versus JANA Partners LLC’s ill-conceived scheme to break up the company and take other actions that will destroy shareholder value. Agrium has received broad investment community support for its board nominees. Please vote only the WHITE proxy today.”

Agrium Shareholders: The Proxy to Vote is WHITE

Your vote is important, no matter how many shares you own. If you have not yet voted your WHITE proxy, please do so today FOR the election of the Agrium director nominees. Even if you have already voted using JANA’s blue proxy, you can change your vote by submitting a WHITE Agrium proxy now, which will revoke any previously submitted proxy and be counted at the Meeting.

Proxies must be received by 11:00 a.m. (Calgary time) on April 5, 2013. Due to the limited time available, we recommend voting by internet, telephone or fax today or no later than 24 hours before the deadline. For ease of voting visit our website www.agrium.com/proxy.

Shareholders with questions or needing assistance in voting their WHITE proxy may call Agrium’s Proxy Solicitation Agents as follows:

•	Canadian shareholders: CST Phoenix Advisors at 1-866-822-1242 (toll-free) or email inquiries@phoenixadvisorscst.com

•	U.S. shareholders: Innisfree M&A Incorporated at 1-877-456-3442 (toll-free) or email info@innisfreema.com

•	European shareholders: UK Toll Free: 0800 294 5237, European Investors outside the UK: +44 (0) 207 760 8956 or email inquiries@phoenixadvisorscst.com

Please discard any proxy or related materials you may receive from JANA Partners LLC.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

FOR FURTHER INFORMATION:

Investors:

•	Canadian shareholders: CST Phoenix Advisors at 1-866-822-1242 (toll-free) or email inquiries@phoenixadvisorscst.com

•	U.S. shareholders: Innisfree at 1-877-456-3442 (toll-free) or email info@innisfreema.com

•	European shareholders: UK Toll Free: 0800 294 5237, European Investors outside the UK: +44 (0) 207 760 8956 or email inquiries@phoenixadvisorscst.com

www.agrium.com/proxy

Media:

Canadian media – Joel Shaffer, Longview Communications, (416) 649-8006

U.S. media – Robert Siegfried, Kekst and Company, (212) 521-4832

Agrium Investor Relations

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Mark Thompson, Analyst, Investor Relations

(403) 225-7761

Agrium Investor Relations

13131 Lake Fraser Dr. SE

Calgary, Alberta

Canada T2J 7E8

Contact us at: www.agrium.com

Forward-looking Statements Advisory

Certain statements and other information included in this news release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, “forward-looking statements”). Forward-looking statements are typically identified by the words “believe”, “expect”, “estimate”, “would” and other similar expressions. All statements in this news release other than those relating to historical information or current conditions are forward-looking statements, including, but not limited to, statements as to our expectations, estimates and analysis with respect to: the composition of our Board of Directors; the outcome of our upcoming shareholders meeting; JANA’s dissident nominees and their credibility, objectivity and independence; the ability of certain director nominees to effect positive change in shareholder value; the value, benefits, efficiencies and opportunities resulting from our strategy and the integrated nature of our business; JANA’s ideas and strategies for Agrium and the feasibility, value and impact of such ideas and strategies and our belief that these ideas and strategies are not in the best interests of Agrium and its shareholders and will destroy shareholder value. Readers are cautioned not to place undue reliance on forward-looking statements which involve known and unknown material risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.

The forward-looking statements included in this news release are based on certain assumptions and analysis made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements. The key assumptions that have been made in connection with such forward-looking statements include, among other things: assumptions with respect to Agrium’s acquisitions; that future business, regulatory and industry conditions will be within normal parameters, including with respect to prices, margins, product availability and supplier agreements; the completion of projects on schedule, as planned and on budget; assumptions with respect to U.S. and global economic conditions; our ability to access our credit facilities or capital markets for additional sources of financing; and the assumptions set forth under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements” on pages 82 to 83 of Agrium’s Management’s Discussion & Analysis for the year ended December 31, 2012 (the “2012 MD&A”).

By their nature, forward-looking statements are subject to various risks and uncertainties which could cause Agrium’s anticipated results and experience to differ materially from the anticipated results or expectations expressed. The key risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: general economic, market and business conditions; weather conditions including impacts from regional flooding and/or drought conditions; crop prices; the supply and demand and price levels for our major products; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax, anti-trust and other laws or regulations and the interpretation thereof, and political risks, including civil unrest, actions by armed groups or conflict, as well as counterparty and sovereign risk; actions by competitors and others that include changes to industry capacity, utilization rates and product pricing; performance by customers, suppliers and counterparties to financial instruments; changes in the development plans for our major capital expansion and improvement projects including the potential for higher costs, delays, issues with counterparties, risks associated with technology or inflationary pressure; fluctuations in foreign exchange and tax rates; a deterioration in the state of the capital markets or a negative bias towards Agrium or its industry by market participants; gas prices and gas availability; operating risks associated with investment in foreign jurisdictions; reliability of performance of existing capital assets; changes in margins and/or levels of supplier rebates; political risks associated with our interests in the Egyptian Misr Fertilizers Production Company S.A.E. nitrogen facility in Egypt, the Argentine Profertil nitrogen facilities and other facilities; environmental, health, safety and security risks typical of those found throughout the agriculture, mining and chemical manufacturing sectors and fertilizer supply chain; risks related to our proposed business acquisitions including risks related to our ability to close such acquisitions as anticipated and to integrate and achieve synergies from any assets we may acquire within the time or at the performance level expected; and the risks set forth in the 2012 MD&A on pages 74 to 77 under the heading “Enterprise Risk Management — Key Business Risks” and pages 82 to 83 under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements”. Additional information and other risk factors respecting the business and operations of Agrium as are detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this news release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

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